EXHIBIT 99.4

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Names Kathy Savitt Chief Marketing Officer

20-Year Marketing Veteran with Brand Building Expertise from Amazon.com

To Lead American Eagle Brand Marketing

Warrendale, PA, February 28, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that it has named Kathy Savitt as Executive Vice President, Chief Marketing Officer, American Eagle brand. In this role, Ms. Savitt will be responsible for Marketing and Brand Strategies for the AE Brand and ae.com. She will report directly to American Eagle brand President, Susan McGalla.

Ms. Savitt joins the Company from Amazon.com, where she was Vice President of Strategic Communications, Content and Initiatives. In this role, Ms. Savitt had responsibility for global brand management, external and internal strategic communications, entertainment and original programming, worldwide PR, and all offline marketing programs. Ms. Savitt also led Amazon's gifting and holiday customer experience programs. Prior to her position at Amazon, Ms. Savitt was President and Co-Founder of MWW/Savitt, where she counseled more than 150 corporate clients including many global Fortune 500 brands.

Susan McGalla, President and Chief Merchandising Officer, American Eagle brand commented, "Kathy brings more than 20 years of broad marketing experience, strong brand vision and a proven track record for inspiring and leading creative teams. In addition, her extensive experience with new product launches, e-commerce and global brand marketing fit perfectly with our growth goals for the AE brand." McGalla continued, "Together with our talented marketing team, I am confident that Kathy will build upon the strengths of the American Eagle brand to further our positioning as a premier lifestyle destination for 15-25 year olds."

American Eagle Outfitters (NASDAQ:AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 798 stores in 50 states, the District of Columbia, Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding growth of the AE brand. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that we do not continue to grow and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660